Exhibit No. 21



SUBSIDIARIES OF THE VALSPAR CORPORATION


The following are wholly-owned subsidiaries of The Valspar Corporation and do business under its corporate name:


                                                  State of Incorporation
                                                  ----------------------

Engineered Polymer Solutions, Inc.                    Delaware

Valspar Inc.                                          Canada

The Valspar (UK) Holding Corporation, Limited         United Kingdom


Subsidiaries not listed would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary.